Exhibit 5.1

WOODBURN AND WEDGE ATTORNEYS AND COUNSELORS AT LAW SIERRA PLAZA 6100 NEIL ROAD, SUITE 500 RENO, NEVADA 89511-1149 TELEPHONE (775) 688-3000 Facsimile (775) 688-3088

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

August 10, 2012

Endeavour International Corporation

811 Main Street, Suite 2100

Houston, Texas 77002

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-8, filed with the Securities Exchange Commission on the date hereof (the “Registration Statement”) by Endeavour International Corporation, a Nevada corporation (the “Company”), relating to the registration of 50,000 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), issued to Ralph Midkiff (the “Midkiff Shares”) pursuant and subject to that certain Restricted Stock Award Agreement dated as of June 1, 2012 (the “Stock Agreement”). As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the Stock Agreement and the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we advise you as follows:

1. The Company is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada.

2. The Midkiff Shares have been duly authorized and are validly issued, fully paid and nonassessable, but subject to the provisions of the Stock Agreement.

Endeavour International Corporation

August 10¸ 2012

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely, WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard